UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G
                                (AMENDMENT NO. 1)

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                   FIDELITY NATIONAL INFORMATION SYSTEMS, INC.
                                (Name of Issuer)

                    COMMON STOCK, PAR VALUE $0.001 PER SHARE
                         (Title of Class of Securities)

                                    31620M106
                                 (CUSIP Number)


                                December 31, 2007
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ] Rule 13d-1(b)

         [ ] Rule 13d-1(c)

         [X] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).







SEC 1745 (6-00)

CUSIP NO. 31620M106                   13G                           PAGE 2 OF 23

----- --------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      THL FNIS Holdings LLC
----- --------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) |X|
                                                                        (b) |_|

----- --------------------------------------------------------------------------
 3    SEC USE ONLY


----- --------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      Massachusetts
----- --------------------------------------------------------------------------
                   5   SOLE VOTING POWER

    NUMBER OF          -0-
     SHARES        --- ---------------------------------------------------------
  BENEFICIALLY     6   SHARED VOTING POWER
    OWNED BY
      EACH             5,701,557
    REPORTING      --- ---------------------------------------------------------
     PERSON        7   SOLE DISPOSITIVE POWER
      WITH
                       -0-
                   --- ---------------------------------------------------------
                   8   SHARED DISPOSITIVE POWER

                       5,701,557
----- --------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      5,701,557
----- --------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                        |_|
----- --------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      2.9%
----- --------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      OO
----- --------------------------------------------------------------------------
                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 31620M106                   13G                           PAGE 3 OF 23

----- --------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Thomas H. Lee Equity (Cayman) Fund V, L.P.
----- --------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) |X|
                                                                        (b) |_|

----- --------------------------------------------------------------------------
 3    SEC USE ONLY


----- --------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      Cayman Islands
----- --------------------------------------------------------------------------
                   5   SOLE VOTING POWER

    NUMBER OF          -0-
     SHARES        --- ---------------------------------------------------------
  BENEFICIALLY     6   SHARED VOTING POWER
    OWNED BY
      EACH             62,375
    REPORTING      --- ---------------------------------------------------------
     PERSON        7   SOLE DISPOSITIVE POWER
      WITH
                       -0-

                   --- ---------------------------------------------------------
                   8   SHARED DISPOSITIVE POWER

                       62,375
----- --------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      62,375

----- --------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                        |_|
----- --------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      Less than 1.0%
----- --------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      PN
----- --------------------------------------------------------------------------
                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 31620M106                   13G                           PAGE 4 OF 23

----- --------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Thomas H. Lee Investors Limited Partnership
----- --------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                     (a) (b) |_|

----- --------------------------------------------------------------------------
 3    SEC USE ONLY


----- --------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      Massachusetts
----- --------------------------------------------------------------------------
                   5   SOLE VOTING POWER

    NUMBER OF          -0-
     SHARES        --- ---------------------------------------------------------
  BENEFICIALLY     6   SHARED VOTING POWER
    OWNED BY
      EACH             33,884
    REPORTING      --- ---------------------------------------------------------
     PERSON        7   SOLE DISPOSITIVE POWER
      WITH
                       -0-

                   --- ---------------------------------------------------------
                   8   SHARED DISPOSITIVE POWER

                       33,884
----- --------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      33,884
----- --------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                        |_|
----- --------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      Less than 1.0%
----- --------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      PN
----- --------------------------------------------------------------------------
                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 31620M106                   13G                           PAGE 5 OF 23

----- --------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      THL Equity Advisors V, LLC
----- --------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) |X|
                                                                        (b) |_|

----- --------------------------------------------------------------------------
 3    SEC USE ONLY


----- --------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      Massachusetts
----- --------------------------------------------------------------------------
                   5   SOLE VOTING POWER

    NUMBER OF          -0-
     SHARES        --- ---------------------------------------------------------
  BENEFICIALLY     6   SHARED VOTING POWER
    OWNED BY
      EACH             5,890,998
    REPORTING
     PERSON        --- ---------------------------------------------------------
      WITH         7   SOLE DISPOSITIVE POWER

                       -0-

                   --- ---------------------------------------------------------
                   8   SHARED DISPOSITIVE POWER

                       5,890,998
----- --------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      5,890,998

----- --------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                        |_|
----- --------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      3.0%
----- --------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      OO
----- --------------------------------------------------------------------------
                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 31620M106                   13G                           PAGE 6 OF 23

----- --------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Thomas H. Lee Advisors, LLC
----- --------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) |X|
                                                                        (b) |_|

----- --------------------------------------------------------------------------
 3    SEC USE ONLY


----- --------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
----- --------------------------------------------------------------------------
                   5   SOLE VOTING POWER

    NUMBER OF          -0-
     SHARES        --- ---------------------------------------------------------
  BENEFICIALLY     6   SHARED VOTING POWER
    OWNED BY
      EACH             5,890,998
    REPORTING      --- ---------------------------------------------------------
     PERSON        7   SOLE DISPOSITIVE POWER
      WITH
                       -0-
                   --- ---------------------------------------------------------
                   8   SHARED DISPOSITIVE POWER

                       5,890,998
----- --------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      5,890,998

----- --------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                        |_|
----- --------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      3.0%
----- --------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      OO
----- --------------------------------------------------------------------------
                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 31620M106                   13G                           PAGE 7 OF 23

----- --------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Great-West Investors LP
----- --------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) |X|
                                                                        (b) |_|

----- --------------------------------------------------------------------------
 3    SEC USE ONLY


----- --------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
----- --------------------------------------------------------------------------
                   5   SOLE VOTING POWER

    NUMBER OF          -0-
     SHARES        --- ---------------------------------------------------------
  BENEFICIALLY     6   SHARED VOTING POWER
    OWNED BY
      EACH             35,476
    REPORTING      --- ---------------------------------------------------------
     PERSON        7   SOLE DISPOSITIVE POWER
      WITH
                       -0-
                   --- ---------------------------------------------------------
                   8   SHARED DISPOSITIVE POWER

                       35,476
----- --------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      35,476
----- --------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                        |_|
----- --------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      Less than 1.0%
----- --------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      PN
----- --------------------------------------------------------------------------
                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 31620M106                   13G                           PAGE 8 OF 23

----- --------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Putnam Investment Holdings, LLC
----- --------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) |X|
                                                                        (b) |_|

----- --------------------------------------------------------------------------
 3    SEC USE ONLY


----- --------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
----- --------------------------------------------------------------------------
                   5   SOLE VOTING POWER

    NUMBER OF          -0-
     SHARES        --- ---------------------------------------------------------
  BENEFICIALLY     6   SHARED VOTING POWER
    OWNED BY
      EACH             57,706
    REPORTING      --- ---------------------------------------------------------
     PERSON        7   SOLE DISPOSITIVE POWER
      WITH
                       -0-
                   --- ---------------------------------------------------------
                   8   SHARED DISPOSITIVE POWER

                       57,706
----- --------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      57,706
----- --------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                        |_|
----- --------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      Less than 1.0%
----- --------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      OO
----- --------------------------------------------------------------------------

CUSIP NO. 31620M106                   13G                           PAGE 9 OF 23

----- --------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Putnam Investments Employees' Securities Company I LLC
----- --------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) |X|
                                                                        (b) |_|

----- --------------------------------------------------------------------------
 3    SEC USE ONLY


----- --------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
----- --------------------------------------------------------------------------
                   5   SOLE VOTING POWER

    NUMBER OF          -0-
     SHARES        --- ---------------------------------------------------------
  BENEFICIALLY     6   SHARED VOTING POWER
    OWNED BY
      EACH             30,486
    REPORTING      --- ---------------------------------------------------------
     PERSON        7   SOLE DISPOSITIVE POWER
      WITH
                       -0-
                   --- ---------------------------------------------------------
                   8   SHARED DISPOSITIVE POWER

                       30,486
----- --------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      30,486
----- --------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                        |_|
----- --------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      Less than 1.0%
----- --------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      OO
----- --------------------------------------------------------------------------
                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 31620M106                   13G                          PAGE 10 OF 23

----- --------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Putnam Investments Employees' Securities Company II LLC
----- --------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) |X|
                                                                        (b) |_|

----- --------------------------------------------------------------------------
 3    SEC USE ONLY


----- --------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
----- --------------------------------------------------------------------------
                   5   SOLE VOTING POWER

    NUMBER OF          -0-
     SHARES        --- ---------------------------------------------------------
  BENEFICIALLY     6   SHARED VOTING POWER
    OWNED BY
      EACH             27,220
    REPORTING      --- ---------------------------------------------------------
     PERSON        7   SOLE DISPOSITIVE POWER
      WITH
                       -0-
                   --- ---------------------------------------------------------
                   8   SHARED DISPOSITIVE POWER

                       27,220
----- --------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      27,220
----- --------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                        |_|
----- --------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      Less than 1.0%
----- --------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      OO
----- --------------------------------------------------------------------------
                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1 (A). NAME OF ISSUER:

            Fidelity National Information Services, Inc.

ITEM 1 (B). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            601 Riverside Avenue
            Jacksonville, FL  32204

ITEM 2 (A). NAME OF PERSON FILING:

            THL FNIS Holdings, LLC
            Thomas H. Lee Equity (Cayman) Fund V, L.P.
            Thomas H. Lee Investors Limited Partnership
            THL Equity Advisors V, LLC
            Thomas H. Lee Advisors, LLC
            Great-West Investors LP
            Putnam Investment Holdings, LLC
            Putnam Investments Employees' Securities Company I LLC Putnam Investments Employees' Securities Company II LLC

ITEM 2 (B). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

            For the THL Entities:
            c/o Thomas H. Lee Partners, L.P.
            100 Federal Street, 35th Floor
            Boston, MA 02110

            For the Putnam Entities:
            c/o Putnam Investments, LLC
            One Post Office Square
            Boston, MA 02109

            For Great-West:
            c/o Great-West Life Annuity Insurance Company
            8515 E. Orchard Road 3T2
            Greenwood Village, CO  80111

ITEM 2 (C). CITIZENSHIP:

            THL FNIS Holdings, LLC - Delaware
            Thomas H. Lee Equity (Cayman) Fund V, L.P. - Cayman Islands
            Thomas H. Lee Investors Limited Partnership - Massachusetts
            THL Equity Advisors V, LLC - Delaware
            Thomas H. Lee Advisors, LLC - Delaware
            Great-West Investors LP - Delaware
            Putnam Investment Holdings, LLC - Delaware
            Putnam Investments Employees' Securities Company I LLC - Delaware Putnam Investments Employees' Securities Company II LLC - Delaware

ITEM 2 (D). TITLE OF CLASS OF SECURITIES:

            Common Stock, par value $0.001 per share

ITEM 2 (E). CUSIP NUMBER:

            31620M106

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

            Not Applicable

      (a)   [_]   Broker or dealer registered under Section 15 of the Exchange
                  Act;

      (b)   [_]   Bank as defined in Section 3(a)(6) of the Exchange Act;

      (c)   [_]   Insurance company as defined in Section 3(a)(19) of the
                  Exchange Act;

      (d)   [_]   Investment company registered under Section 8 of the
                  Investment Company Act;

      (e)   [_]   An investment adviser in accordance with Rule
                  13d-1(b)(1)(ii)(E);

      (f)   [_]   An employee benefit plan or endowment fund in accordance with
                  Rule 13d-1(b)(1)(ii)(F);

      (g)   [_]   A parent holding company or control person in accordance with
                  Rule 13d-1(b)(1)(ii)(G);

      (h)   [_]   A savings association as defined in Section 3(b) of the
                  Federal Deposit Insurance Act;

      (i)   [_]   A church plan that is excluded from the definition of an
                  investment company under Section 3(c)(14) of the Investment
                  Company Act;

      (j)   [_]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

ITEM 4.           OWNERSHIP

      (a) Amount Beneficially Owned:

            Based on existing relationships between the Reporting Persons regarding voting the securities of the Issuer, as described below, the Reporting Persons may be collectively deemed the beneficial owners of 5,890,998 shares, which constitute 3.0% of the shares of the identified class of securities.

            THL FNIS Holdings LLC, a Delaware limited liability company, is the record holder of 5,701,557 shares of the identified class of securities. Thomas
H. Lee Equity (Cayman) Fund V, L.P., a Cayman Islands exempted limited partnership, is the record holder of 62,375 shares of the identified class of securities (together, the "THL Funds").

            As the sole general partner of each of the THL Funds and pursuant to the terms of the Amended and Restated Limited Partnership Agreement of Fund V, which require the Putnam entities to dispose of their shares of the identified class of securities pro rata with the THL Funds, THL Equity Advisors V, LLC, a Delaware limited liability company, may be deemed to be the beneficial owner of 5,890,998 shares of the identified class of securities, which represents approximately 3.0% of the shares of the identified class of securities.

            As the sole general partner of Thomas H. Lee Partners, L.P. (the sole owner of THL Equity Advisors V, LLC), Thomas H. Lee Advisors, LLC, a Delaware limited liability company, may be deemed to be the beneficial owner of the 5,890,998 shares of the identified class of securities, which represents approximately 3.0% of the Issuer's outstanding common stock.

            Thomas H. Lee Investors Limited Partnership, a Delaware limited partnership, is the record holder of 33,884 shares of the identified class of securities.

            Putnam Investments Employees' Securities Company I LLC, a Delaware limited liability company, ("Putnam I") is the record holder of 30,486 shares of the identified class of securities. Putnam Investments Employees' Securities Company II LLC, a Delaware limited liability company, ("Putnam II") is the record holder of 27,220 shares of the identified class of securities.

            As the managing member of each of Putnam I and Putnam II, Putnam Investment Holdings, LLC, a Delaware limited liability company, ("Holdings" and together with Putnam I and Putnam II, the "Putnam Entities") may be deemed to be the beneficial owner of 57,706 shares of the identified class of securities.

            On or about November 1, 2007, Holdings transferred its shares of the identified class of securities to its affiliate, Great-West Investors LP, a Delaware limited partnership ("Great-West"). Great-West is the record holder of 35, 476 shares of the identified class of securities.


      (b)   Percent of Class:

            See Item 11 of each cover page.

      (c)   Number of Shares as to which Such Person has:

            (i) Sole power to vote or to direct the vote: See Item 5 of each cover page

            (ii) Shared power to vote or to direct the vote: See Item 6 of each cover page

            (iii) Sole power to dispose or to direct the disposition of: See
                  Item 7 of each cover page

            (iv)  Shared power to dispose or to direct the disposition of: See
                  Item 8 of each cover page

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following .

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

            Not Applicable.  See Item 4(a) above.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

            Not Applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

            See Item 2(a).

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP

            Not Applicable.

ITEM 10.    CERTIFICATION

            Not Applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b) or Rule 13d-1(c).

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 1, 2008.               THL FNIS HOLDINGS, LLC
                                        By: Thomas H. Lee Equity Fund V, L.P.
                                            its managing member

                                        By: THL Equity Advisors V, LLC
                                            its General Partner

                                        By:  /s/ Charles P. Holden
                                            ------------------------------
                                        Name:  Charles P. Holden
                                        Title: Assistant Treasurer




The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7(b) for other parties for whom copies are to be sent.

      ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 1, 2008.
                                      THOMAS H. LEE EQUITY (CAYMAN) FUND V, L.P.

                                      By: THL Equity Advisors V, LLC,
                                          its General Partner



                                      By:  /s/ Charles P. Holden
                                          ------------------------------
                                      Name:  Charles P. Holden
                                      Title:   Assistant Treasurer




The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7(b) for other parties for whom copies are to be sent.

      ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 1, 2008.
                                          THOMAS H. LEE INVESTORS LIMITED
                                          PARTNERSHIP

                                          By:  THL Investment Management Corp.,
                                              its general partner

                                          By:    /s/ Charles P. Holden
                                               ---------------------------------
                                          Name:   Charles P. Holden
                                          Title:  Assistant Treasurer




The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7(b) for other parties for whom copies are to be sent.

      ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

                                    SIGNATURE


      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 1, 2008.
                                        THL EQUITY ADVISORS V, LLC


                                        By:  /s/ Charles P. Holden
                                            ------------------------------
                                            Name:    Charles P. Holden
                                            Title:   Assistant Treasurer




The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.


Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7(b) for other parties for whom copies are to be sent.


      ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

                                    SIGNATURE


      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 1, 2008.
                                        THOMAS H. LEE ADVISORS, LLC


                                        By:  /s/ Charles P. Holden
                                            ------------------------------
                                        Name:  Charles P. Holden
                                        Title:   Assistant Treasurer


The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7(b) for other parties for whom copies are to be sent.

      ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 1, 2008.
                                      GREAT-WEST INVESTORS LP

                                      By:  /s/ Mark Corbett
                                          -----------------------------------
                                      Name:  Mark Corbett
                                      Title: Senior Vice President, Investments,
                                             Great-West Life & Annuity
                                             Insurance Company

                                      By:  /s/ Ernie Friesen
                                          -----------------------------------
                                      Name:  Ernie Friesen
                                      Title: Vice President, Investments,
                                             Great-West Life & Annuity
                                             Insurance Company

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7(b) for other parties for whom copies are to be sent.

      ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 1, 2008.
                                       PUTNAM INVESTMENT HOLDINGS, LLC

                                       By:  Putnam Investments, LLC,
                                       its Managing Member


                                       By:  /s/ Robert T. Burns
                                           -----------------------------------
                                       Name:  Robert T. Burns
                                       Title: Managing Director

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7(b) for other parties for whom copies are to be sent.

      ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 1, 2008.
                                        PUTNAM INVESTMENTS EMPLOYEES'
                                        SECURITIES COMPANY I LLC,

                                        By:  Putnam Investment Holdings, LLC,
                                             its Managing Member

                                        By:  Putnam Investments, LLC,
                                             its Managing Member


                                        By:  /s/ Robert T. Burns
                                           -----------------------------------
                                           Name:  Robert T. Burns
                                           Title: Managing Director




The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7(b) for other parties for whom copies are to be sent.

      ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 1, 2008.
                                      PUTNAM INVESTMENTS EMPLOYEES'
                                      SECURITIES COMPANY II LLC,

                                      By:  Putnam Investment Holdings, LLC,
                                           its Managing Member

                                      By:  Putnam Investments, LLC,
                                           its Managing Member


                                      By:  /s/ Robert T. Burns
                                           -----------------------------------
                                         Name:  Robert T. Burns
                                         Title: Managing Director




The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7(b) for other parties for whom copies are to be sent.

      ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)